Exhibit 10.1
AGREEMENT
     I have chosen to resign my position as Executive Vice President and Chief Marketing Officer of Campus Crest Communities, Inc. (“Campus Crest”) and my employment with Campus Crest in accordance with the letter attached hereto as Exhibit A.
     In exchange for the consideration listed on Exhibit B from Campus Crest, the sufficiency of which is acknowledged and agreed, I hereby terminate any Employment Agreements I have with Campus Crest or any parent, affiliated or subsidiary entity, and I, on behalf of myself and anyone who may claim by or through me, release, remise and forever discharge Campus Crest and its parent, affiliated and subsidiary companies and the current and former directors, officers, employees, agents and assigns of any of them (hereinafter “Releases”) from any and all liabilities, claims, demands, causes of action, claims and/or suits at law or in equity, whether known or unknown, that I, individually, had, or may have had against Releases for any violation or alleged violation of any equal employment opportunity laws, ordinances, regulations or orders based on race, gender or any other protected status (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 and 1981A et seq., and any other applicable federal, state or local constitutional or statutory provisions, orders or regulations) arising out of any event occurring or act done or omitted to be done during my employment and to the date I sign this release. This release is intended by me to be a full, binding, and permanent release of all claims which were or could have been alleged or discovered by me and shall be construed broadly to effectuate this purpose.
     I acknowledge that, upon receipt of my final paycheck, The Releasees will have paid me all wages, compensation, benefits or other remuneration or consideration due. I accept this severance in lieu of any other severance, compensation or benefits to which I might otherwise be entitled.
     I further agree that I will not in any way disparage or attempt to disparage or make negative or unfavorable comments, orally or in writing, about Campus Crest, its officers, employees, subsidiaries or related companies and their employees. I will not discuss Campus Crest or comment on Campus Crest in any manner and in any forum or to disclose to any person or entity, at any time, any information concerning Campus Crest, even if it is information that is already in the public domain, without first obtaining the Campus Crest’s written consent. I acknowledge that, as used here, discussion includes, but is not limited to online posting, blogging, or other forms of electronic media, as well as broadcast or print media. I will not disclose, instigate the disclosure of, or cause to be disclosed, any of the terms, conditions, amounts, or any other details of this Agreement, except to the extent necessary to comply with judicial process or tax reporting requirements. I further acknowledge and agree that the Confidentiality and Noncompetition Agreement that I have previously entered into with Campus Crest remains in full force in effect and will be administrated per the terms of those agreements. I agree to abide by those agreements.
This Agreement is entered into between the parties for the purpose of resolving their disputes and avoiding litigation. The parties disclaim any wrongdoing and this Agreement is not an admission by any party that either has acted wrongfully or has any claim against the other or is covered by any law, statute or provision.
This Agreement is governed by North Carolina law. The Agreement’s provisions are severable and if any part is found unenforceable, the other parts will remain fully valid and enforceable.
I represent that I have not relied upon any representation by any agent or representative of Campus Crest with regard to the subject matter, basis or effect of this Agreement and have not assigned any claim or cause of action to any third party. I agree that my heirs, administrators, executors, successors and assigns are bound by this Agreement and it inures to the benefit of the Releasees’ heirs, administrators, executors, successors and assigns.
Except as stated herein, this Agreement replaces and supersedes any other agreement between the parties relating to its subject matter. No amendment or modification shall be of any force unless in writing and signed by the party against whom it is sought to be enforced.

/s/ Shannon N. King	October 22, 2010

Shannon N. King	Date
339 Union Street Concord, NC 28025
Sworn to and subscribed this the 22nd day of October, 2010.

Notary Public

My Commission Expires:

Agreed and accepted: by	/s/ Ted Rollins
Ted W. Rollins

Exhibit A
Earl C. Howell
President & COO
Campus Crest Communities, Inc
2100 Rexford Road Suite 414
Charlotte, NC 28211
Dear Earl,
I hereby tender my resignation as Executive Vice President & Chief Marketing Officer of Campus Crest Communities, Inc. for personal reasons. I will work a 2 week notice period.
Sincerely,
/s/ Shannon N. King
Shannon N. King

Exhibit B
1.	Employee will work a two week transition period subsequent to the announcement.

2.	Employee will receive the equivalent of 6 months of severance, less applicable taxes, other deductions currently being taken and the amount will be paid in a lump sum.

3.	The 7,789 vested restricted stock from the DCP plan allocated to the employee will be distributed as directed by the employee.

4.	The employee will retain 2 phone numbers and phones.

5.	The employee will retain the computer.

6.	The employee will retain the auto and it will be titled in the employee’s name.

ADDENDUM TO RELEASE
     On October 22, 2010, I resigned my employment with Campus Crest Communities, Inc. (Campus Crest) and entered into a full and general Release (“Release”) of Campus Crest and its affiliated and subsidiary companies and the current and former directors, officers, employees, agents and assigns of any of them (hereinafter “Releasees”). In the Release, the parties agreed that I would continue to work for Campus Crest for two weeks after signing the Release. That two week period has concluded and my employment with Campus Crest has ended.
     As such, and in exchange for the consideration in the Release, the consideration herein and the additional sum of $100, the receipt and sufficiency of which is acknowledged, I enter into this Addendum to the Release (“Addendum”) and hereby acknowledge and agree as follows:
     The terms of the Release are incorporated herein.
     I acknowledge and agree on behalf of myself and anyone who may claim by or through me, to release, remise and forever discharge the Releasees from any and all liabilities, claims, demands, causes of action and/or suits at law or in equity, including but not limited to any claims for back wages, front pay, compensatory or punitive damages, liquidated damages, fees, costs or any other relief or award at law or in equity, whether known or unknown, that I had, or may have had, or may have in the future for any alleged violation of any law, including, but not limited to, any alleged violation of any equal employment opportunity laws, ordinances, regulations or orders based on race, gender or any other protected status (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 and 1981A et seq., and any other applicable federal, state or local constitutional or statutory provisions, orders or regulations) arising out of or relating to any act, omission or event, relating to my employment, cessation of employment or otherwise, occurring up to and including the date I sign this release. This release is intended by me to be a full, binding, and permanent release of all claims which were or could have been alleged or discovered by me and shall be construed broadly to effectuate this purpose.
     In addition, I acknowledge and agree that (i) I have received on or about this date 7,789 shares of common stock of Campus Crest (the “King Shares”), (ii) the King Shares are in complete satisfaction of my vested interest in awards under the terminated deferred compensation plan (the “DCP”) of Campus Crest Group, LLC, (iii) I have agreed with Campus Crest to accept, and by execution of this Addendum do hereby accept, receipt of the King Shares as of the date hereof notwithstanding that Section (D) of Exhibit A attached to my Employment Agreement with Campus Crest, dated October 19, 2010, states that such shares will not be issued until one year after the date of termination of the DCP and (iv) I do not have any claim, interest, right or title to any shares of common stock of Campus Crest other than the King Shares.
     This Addendum is entered into to resolve any disputes between the parties and to avoid litigation. The parties disclaim any wrongdoing and this Agreement is not an admission by any party that either has acted wrongfully or has any claim against the other or is covered by any law, statute or provision.

     This Addendum is governed by North Carolina law, its provisions are severable and if any part is found unenforceable, the other parts will remain fully valid and enforceable. No amendment or modification shall be of any force unless in writing and signed by the party against whom it is sought to be enforced.
[Signatures Follow]

/s/ Shannon N. King	November 5, 2010

Shannon N. King	Date
339 Union Street Concord, NC 28025
Sworn to and subscribed this the 5th day of November, 2010.

Notary Public

My Commission Expires:

/s/ Donald L. Bobbitt, Jr.	November 5, 2010

Campus Crest Communities, Inc.	Date
By: Donald L. Bobbitt, Jr.
Its: Chief Financial Officer, Executive Vice President and Secretary
Sworn to and subscribed this the 5th day of November, 2010.

Notary Public

My Commission Expires: